Exhibit 99.1

FOR IMMEDIATE RELEASE	MEDIA CONTACT:

Meieli Sawyer

The Weinbach Group

305-668-0070

msawyer@weinbachgroup.com

ZEO SCIENTIFIX, A LEADING SOUTH FLORIDA BIOTECHNOLOGY COMPANY, Launches

Regenerative Medicine Educational SERIES FOR PHYSICIANS

Events Hosted By ZEO ScientifiX Offer Providers Practical Business Tools

Along With Science And Research Insights

FT. LAUDERDALE, Florida, October 15, 2024 – ZEO ScientifiX, Inc. (“ZEO” or the “Company”) (OTCQB: ZEOX), a South Florida-based clinical-stage biopharmaceutical company, announced the launch of a monthly educational event for healthcare providers and members of their staff. The in-person events, titled “The Future of Biologic Medicine: Expert-Led Discussions and Case Studies,” provide physicians the opportunity to learn about the science of regenerative medicine, with special emphasis on current research efforts surrounding the therapeutic potential of extracellular vesicles and innovative autologous biologics. In addition to clinical subject matter, ZEO’s educational forums provide attendees with practical information, including the latest turnkey business solutions in practice by clinicians who have successfully integrated regenerative medicine products and services into their medical practices.

ZEO is one of the first clinical-stage biopharmaceutical companies to conduct this type of program in response to the growing demand from practitioners for information about biologic therapies and their availability to patients who may benefit. According to Precedence Research, the regenerative medicine space is expected to grow to a nearly $175 billion market by 2032, with a projected growth rate of 22.8% annually.

“ZEO’s forums are an opportunity for us to bring doctors together who can learn the latest advancements in biologic medicine and can collaborate in real-time with their peers,” said Jill Swartz, Chief Product Officer at ZEO. “We are committed to helping physicians leverage the clinical potential of these therapies in the patient care they deliver. We also understand the real-world challenges these providers face when it comes to incorporating regenerative medicine into their practices, so we’re giving them practical business tools and resources they can access right away.”

Each monthly event includes expert-led discussions facilitated by physicians and scientists on ZEO’s research and development team; a tour of ZEO’s state-of-the-art cGMP-compliant laboratory located at Nova Southeastern University, which is considered one of the top research collaboration complexes in the country; presentations about the regulatory environment surrounding regenerative medicine; and opportunities to network with like-minded healthcare providers. The Company held its first monthly event in early September and the second event on October 4, 2024. Its next forum is scheduled for Friday, November 8, at ZEO’s corporate headquarters in Davie, Florida.

“For the providers who attend our educational forums, we’re making tools available so they can leave here and, within days, implement what they have learned into their practices,” Ms. Swartz said. “For doctors looking to explore the field of regenerative medicine and want to learn from trusted industry leaders, this is an essential opportunity.”

ZEO recently completed successful Phase 1 clinical trials involving its flagship proprietary product, Zofin™. Now, the Company is actively seeking to launch Phase 2 trials for Zofin™ for several indications, along with other products in the Company’s pipeline. ZEO’s goal is to obtain FDA approval for the use of its products for the treatment of various diseases and chronic conditions.

For more information, or to schedule an interview, please contact Meieli Sawyer at msawyer@weinbachgroup.com or 305-668-0070.

About ZEO ScientifiX, Inc.

ZEO ScientifiX, Inc. (OTCQB: ZEOX) is a clinical-stage biopharmaceutical company located at Nova Southeastern University’s Collaborative Center for Research. ZEO primarily focuses on the development of innovative biological therapeutics for the treatment of chronic diseases and the provision of related services. The Company’s proprietary products are derived from allogenic and autologous sources and are manufactured in an FDA-registered, cGMP-compliant laboratory. To learn more, please visit https://zeoscientifix.com/.

Forward-Looking Statements

Certain statements contained in this press release should be considered forward-looking statements within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Private Securities Litigation Reform Act of 1995. These forward- looking statements are often identified by the use of forward-looking terminology such as “will,” “believes,” “expects,” “potential,” or similar expressions, involving known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. No assurances can be given that the Company will be successful in its research initiatives. In addition, no assurances can be given that our research initiatives will increase the price of our common stock to a level that is attractive to brokerage houses and institutional investors. We remind you that actual results could vary dramatically as a result of known and unknown risks and uncertainties, including but not limited to: potential issues related to our financial condition, competition, the ability to retain key personnel, product safety, efficacy and acceptance, the commercial success of any new products or technologies, success of clinical programs, ability to retain key customers, our inability to expand sales and distribution channels, legislation or regulations affecting our operations, including product pricing, reimbursement or access, the ability to protect our patents and other intellectual property both domestically and internationally, and other known and unknown risks and uncertainties, including the risk factors discussed in the Company’s periodic reports that are filed with the SEC and available on the SEC’s website (http://www.sec.gov). You are cautioned not to place undue reliance on these forward-looking statements. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these risk factors. Specific information included in this press release may change over time and may or may not be accurate after the date of the release. ZEO has no intention and specifically disclaims any duty to update the information in this press release.